Exhibit 99.1

GOLDEN ENTERTAINMENT ANNOUNCES LEADERSHIP CHANGES
LAS VEGAS – March 25, 2024 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden” or the “Company”) today announced that effective March 20, 2024, Blake Sartini II, Golden’s Executive Vice President of Operations, became the Company’s Chief Operating Officer.
“Blake has worked in every capacity throughout our organization since he started at Golden almost 17 years ago,” said Blake Sartini, Chairman and CEO of Golden. “His unique knowledge of our Company’s culture, commitment to operational excellence, and strong leadership skills make him the ideal individual to be given responsibility for all our Nevada casino resorts, locals properties, tavern operations and related corporate functions.”
Blake Sartini II initially joined Golden in June 2007, working with Golden’s tavern operations and building what is now the largest branded tavern portfolio in Nevada with 69 locations. Currently, as Executive Vice President of Operations, in addition to oversight of Golden’s taverns, he has direct responsibility for the Company’s five local casinos in Las Vegas and Pahrump.
Steve Arcana, Golden’s current Chief Operating Officer, became the Company’s Chief Development Officer also effective March 20, 2024. In this newly created role, Mr. Arcana will be responsible for all new tavern development, finding new third-party food and beverage concepts for the Company’s casino resorts, and exploring opportunities to unlock value in the Company’s excess real estate in Las Vegas, Laughlin and Pahrump. Mr. Arcana initially joined Golden in 2003 and has overseen the Company’s operations as it has grown from a privately held, 900-slot machine route operation to a publicly traded gaming company with casinos in Las Vegas, Laughlin and Pahrump in addition to its significant tavern portfolio.
“Steve has been with Golden for over 20 years and has been an integral part of growing our business and guiding us through many challenges,” Mr. Sartini commented. “Steve has established a strong operating team and has been a consistent leader throughout his decades at Golden. His long history and extensive experience in the industry will continue to benefit the Company in his new role focused on creating value from new tavern development and unused assets in our casino portfolio.”
Mr. Sartini added, “These management changes will allow Golden to focus on maximizing performance in our core operations while exploring opportunities to drive future improvement by bringing potential new concepts to our existing portfolio. I am confident the changes to Blake and Steve’s roles with the Company will position us well to create additional shareholder value.”
About Golden
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino and branded tavern operations. Golden Entertainment owns eight casinos and 69 gaming taverns in Nevada, operating over 5,600 slots, 100 table games, and over 6,000 hotel rooms. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

2